LGFG

LionsGate Funding Group, LLC

Promissory Note

03/29/2020

This Promissory Note is made hereby between LionsGate Funding Group LLC and Global WholeHealth Partners Corp.

Whereas, Global WholeHealth Partners Corp requested a loan to cover inventory and studies, so that Global WholeHealth Partners can file with the FDA certain tests. Global WholeHealth Partners Corp at the time of this note was not financially capable of funding the studies needed to start sales of the SARS-2 nCoV19 PCR and RDT tests. Global mentioned that the cost would be around $535,000 for everything, when the request was made in January of 2020. As of the date of this Note, the amount owed is $506,625.

LionsGate Funding has given Global WholeHealth Partners Corp a limit of $585,000 on this note.

Global WholeHealth Partners promises to pay LionsGate Funding Group LLC the balance in full in 90 days from the date of this note at an interest rate of 5% per year. If not paid in full within the 90 days, a 5% penalty will be added to the total amount due and an additional 90 days will be added to the note.

LionsGate Funding Group LLC

By: ____________________

Richard Winston, President

Global WholeHealth Partners Corp

By: ____________________

Charles Strongo, CEO